Exhibit 3.3

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                               LEGEND MOBILE, INC.


         LEGEND MOBILE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

         FIRST: That the Certificate of Incorporation of the Corporation is hereby amended by striking out the first sentence of Article 5 thereof and substituting in lieu of said sentence the following new sentence:

         "The aggregate number of shares that the Corporation has the authority to issue is seventy-five million (75,000,000) shares of Common Stock, each having a par value of $0.001 per share, and two million (2,000,000) shares of Preferred Stock, each having a par value of $0.01 per share."

         All other aspects of Article 5 remain unchanged.

         SECOND: That the foregoing amendment was duly adopted in accordance with the provisions of 242 of the General Corporation Law of the State of Delaware.

         LEGEND MOBILE, INC. has caused this certificate to be signed by Peter Klamka, its Chief Executive Officer, on May 31, 2005.


                                                  LEGEND MOBILE, INC.

                                                  By:  /s/ Peter Klamka
                                                       -----------------------
                                                       Peter Klamka
                                                       Chief Executive Officer